UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 702 1404

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On December 15, 2015 Regen Biopharma, Inc. (“Regen”) entered into an agreement (“Agreement”) with the National Center for Advancing Translational Sciences (“NCATS”), which is a component of the National Institutes of Health (“NIH”), an agency of the U.S. Department of Health and Human Services , pursuant to the following terms and conditions:

Regen and NCATS shall collaborate to screen for small molecule compounds that activate or inhibit the orphan nuclear receptor, NR2F6 (“Research Project”).

NR2F6 orphan nuclear receptor cell lines will be provided by Regen.

NPC and LOPAC compound libraries will be used to screen this receptor at NCATS.

Inventions made in the course of the Research Project will be owned by the Party employing the inventor or inventors. Inventions that are invented jointly by employees of both Parties will be owned jointly.

The Parties, moreover, agree to enter into an inter-institutional agreement with respect to joint inventions, which shall authorize Regen to have primary control and responsibility for any patenting and commercialization activities and shall be negotiated in good faith based on the respective parties’ contributions to each Joint Invention.

The term of this Agreement is for 3 years from December 16, 2015. This Agreement may be extended as mutually agreed by the Parties. This Agreement may be terminated upon thirty days written notice by the terminating Party to the other Party.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No. Description

Item 10.1 Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: December 16, 2015	By: /s/ David Koos
David Koos
Chief Executive Officer